Exhibit 99.1

TECHNICAL COMMUNICATIONS CORPORATION Reports Results for Second Fiscal
                     Quarter Ended March 26, 2005

    CONCORD, Mass.--(BUSINESS WIRE)--April 29, 2005--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its second quarter of fiscal 2005. The Company reported revenue of $555,000 and a net loss of $437,000, or $0.32 per share, for the quarter ended March 26, 2005, as compared to revenue of $1,106,000 and net income of $265,000, or $0.20 per share, for the same period in fiscal 2004. For the six months ended March 26, 2005, the Company reported a net loss of $319,000, or $0.24 per share, on revenue of $1,742,000, as compared to net income of $356,000, or $0.27 per share, on revenue of $2,160,000 for the same period in fiscal 2004.
    Commenting on corporate performance, Mr. Guild said, "Our revenues and profit performance in the second quarter of fiscal 2005, although not adequate, were consistent with our expectations as reported in our first quarter earnings release. The foreign procurement delays we had been experiencing are starting to abate and we believe both current backlog and order flow are improving. During the quarter, TCC received an amendment to an engineering services contract that is expected to generate revenue of approximately $600,000 through the end of the fiscal year. The delay in the deliveries on the significant contract originally anticipated in the second quarter has been resolved and we now expect that the product will ship by the end of the current fiscal year. The shortfall in revenues and profits is expected to continue into the third quarter with some improvement anticipated by the fourth quarter."
    Mr. Guild continued, "The long range view of our order pipeline suggests that future fiscal years will provide revenue opportunities that will maintain profitability. Driven by international requirements for upgraded and expanded secure communications, TCC systems are in the process of being qualified for national service in several new countries. We continue to expect that successful completion of these trials in 2005 and 2006 will establish expanded markets for TCC. However, due to the unpredictable nature of our international customers' national budgets and ordering cycles, we anticipate variability in revenues and profits on a quarter to quarter basis."
    The Company reported that on February 7, 2005, at its Annual Shareholders Meeting, TCC displayed its first secure wireless product, CipherTalk(TM)-8000, a high security GSM tri-band cellular phone embedded in a Pocket PC small enough to fit in your shirt pocket. The phone provides end-to-end AES encryption with public key exchange convenience. It is expected that the CipherTalk-8000 will be attractive to the many international governments, agencies and enterprises that have high-valued cellular communications. In the future, TCC expects to expand the wireless product line to both maintain a cutting edge feel and to accommodate those customers who require customized secure communications.

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 25, 2004 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 25, 2004.


                 Technical Communications Corporation
               Condensed consolidated income statements

                                       Quarter ended
                                        (unaudited)

                                   3/26/05          3/27/04
                                ------------     ------------
Net sales                      $    555,000     $  1,106,000
Gross profit                        238,000          657,000
S, G & A expense                    386,000          320,000
Product development costs           306,000          106,000
Operating income (loss)            (454,000)         231,000
Net income  (loss)             $   (437,000)    $    265,000
Net income (loss) per share:
          Basic                $      (0.32)    $       0.20
          Diluted              $      (0.32)    $       0.17

                                      Six months ended
                                        (unaudited)

                                   3/26/05          3/27/04
                                ------------     ------------
Net sales                      $  1,742,000     $  2,160,000
Gross profit                      1,050,000        1,158,000
S, G & A expense                    841,000          683,000
Product development costs           555,000          155,000
Operating income (loss)            (346,000)         320,000
Net income  (loss)             $   (319,000)    $    356,000
Net income (loss) per share:
          Basic                $      (0.24)    $       0.20
          Diluted              $      (0.24)    $       0.17


                 Condensed consolidated balance sheets

                                   3/26/05          9/25/04
                                (unaudited)
                                ------------     ------------
Cash                           $  1,791,000     $  2,238,000
Accounts receivable, net            265,000          330,000
Inventory                         1,273,000        1,247,000
Other current assets                 78,000          178,000
                                ------------     ------------
     Total current assets         3,407,000        3,993,000
Property and equipment, net         110,000           77,000
                                ------------     ------------
   Total assets                $  3,517,000       $4,070,000
                                ============     ============


Accounts payable               $    119,000     $    166,000
Accrued expenses and other
 current liabilities                376,000          579,000
                                ------------     ------------
     Total current liabilities      495,000          745,000
     Total stockholders' equity   3,022,000        3,325,000
                                ------------     ------------
   Total liabilities and
    stockholders' equity         $3,517,000       $4,070,000
                                ============     ============

    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com